EXHIBIT 99.1

Royale Energy, Inc. Announces Strategic Initiatives To Enhance Shareholder Value And Position For Potential Nasdaq Relisting

SAN DIEGO, Feb. 17, 2026 (GLOBE NEWSWIRE) -- Royale Energy, Inc. (“Royale” or the “Company”) (OTC: ROYL) today announced that its Board of Directors has initiated a comprehensive Strategic Review focused on strengthening the Company’s financial position, enhancing capital markets readiness, and positioning the Company for a potential relisting on a national exchange, subject to meeting applicable listing requirements and market conditions. Roth Capital Partners has been engaged as the Company’s financial advisor to lead this Strategic Review process.

This Strategic Review follows the recent appointment of Jonathan Gregory as Executive Chairman, who has been engaged to lead the initiative in collaboration with the Board and management team. Mr. Gregory brings deep experience in energy finance, asset acquisition, corporate governance, and capital markets strategy, and was appointed specifically to oversee this process.

As part of the Strategic Review, the Company is evaluating a range of strategic and capital markets alternatives designed to improve shareholder value, including balance sheet optimization, asset-level capital allocation strategies, and potential transactions that could support increased scale, liquidity, and institutional visibility.

Royale is currently quoted on OTCQB, is in compliance with all SEC reporting requirements, and was previously listed on the Nasdaq Capital Market.

The Company has not established a timetable for the completion of this review and does not intend to comment further unless and until a specific course of action is approved by the Board of Directors.

To inquire more about this process, please contact Roth Capital Partners at energy@roth.com

ABOUT ROYALE ENERGY, INC.

Royale Energy, Inc. is an independent oil and gas company engaged in the acquisition, development, and production of oil and natural gas properties, primarily in California and Texas. The Company seeks to enhance shareholder value through disciplined capital management, operational efficiency, and strategic asset development.

FORWARD LOOKING STATEMENT

This press release contains forward-looking statements within the meaning of applicable securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Factors that may affect future results include, among others, commodity price volatility, regulatory changes, operational risks, capital market conditions, and the Company’s ability to meet Nasdaq listing requirements. Royale Energy undertakes no obligation to update forward-looking statements except as required by law.

CONTACT

Royale Energy, Inc.
For more information, please visit https://www.royl.com or contact Investor Relations at IR@royl.com. 619-383-6600